EXHIBIT 10.1

EXECUTION VERSION

Published Deal CUSIP Number: 31620JAG8

Published Facility CUSIP Number: 31620JAH6

TERM LOAN CREDIT AGREEMENT

dated as of September 1, 2015

among

FIDELITY NATIONAL INFORMATION SERVICES, INC.,

The LENDERS Party Hereto,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

J.P. MORGAN SECURITIES LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

J.P. MORGAN SECURITIES LLC and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Bookrunners,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

i

Section 11.16.	[Reserved].	80
Section 11.17.	Governing Law	80
Section 11.18.	Waiver of Right to Trial by Jury	80
Section 11.19.	Binding Effect	81
Section 11.20.	No Implied Duties	81
Section 11.21.	USA Patriot Act Notice	81
Section 11.22.	Judgment Currency	81

SCHEDULES

1.01	Unrestricted Subsidiaries
2.01	Commitments
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

	Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E-1	Form of U.S. Tax Compliance Certificate
E-2	Form of U.S. Tax Compliance Certificate
E-3	Form of U.S. Tax Compliance Certificate
E-4	Form of U.S. Tax Compliance Certificate
F	Solvency Certificate

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT, dated as of September 1, 2015, among FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent.

RECITALS

The Company intends to consummate the SunGard Transactions (as defined below) and in connection therewith, the Company has requested that the Lenders extend credit to the Company in the form of a delayed-draw term loan facility in an aggregate principal amount not to exceed $1,500,000,000. The Lenders are willing to provide such facility subject solely to the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“1934 Act” means the Securities Exchange Act of 1934.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” means, collectively, the Administrative Agent and any co-agents or sub-agents (if any) appointed by the Administrative Agent pursuant to Section 9.05.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Term Loan Credit Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means a percentage per annum equal to:

(a) with respect to the Loans, the following percentages per annum based upon the corporate rating of the Company in effect by the Specified Rating Agencies as set forth below:

Level	Corporate Ratings (Specified Rating Agencies)	Eurocurrency Rate	Base Rate
1	At least A3 / A-	1.00%	0.00%
2	Level 1 does not apply and at least Baa1 / BBB+	1.125%	0.125%
3	Neither Level 1 nor 2 applies and at least Baa2 / BBB	1.25%	0.25%
4	None of Levels 1, 2 or 3 applies and at least Baa3 / BBB-	1.50%	0.50%
5	Below Baa3 / BBB-	1.75%	0.75%

(b) with respect to the Commitment Fee, the following percentages per annum based upon the corporate rating of the Company in effect by the Specified Rating Agencies as set forth below:

Level	Corporate Ratings (Specified Rating Agencies)	Commitment Fee Rate
1	At least A3 / A-	0.10%
2	Level 1 does not apply and at least Baa1 / BBB+	0.125%
3	Neither Level 1 nor 2 applies and at least Baa2 / BBB	0.15%
4	None of Levels 1, 2 or 3 applies and at least Baa3 / BBB-	0.20%
5	Below Baa3 / BBB-	0.25%

For purposes of the foregoing, with respect to the Loans or the Commitment Fee, (i) if either Moody’s or S&P shall not have in effect a rating, then each rating agency that does not have in effect a rating shall be deemed to have established a rating in Level 5 and (ii) if the ratings established or deemed to have been established by the Specified Rating Agencies shall fall within different Levels, the applicable Level shall be based on the higher of the two ratings unless one of the two ratings is two or more grades lower than the other (with each ratings distinction comprising a separate grade, such that, e.g., BB+ is two grades lower than BBB), in which case the applicable Level shall be determined by reference to a rating a single grade below the higher of the two ratings.

“Approved Foreign Bank” has the meaning specified in clause (k) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basel III” means the agreement on capital adequacy, stress testing and liquidity standards contained in “Basel III: a global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010, each as amended, and any further guidance or standards published by the Basel Committee in relation to “Basel III”.

“Basel Committee” means the Basel Committee on Banking Supervision.

“Bookrunners” means the following, each in their respective capacities as joint lead arranger and joint bookrunner with respect to this Agreement: Merrill Lynch, Pierce, Fenner and Smith Incorporated and Wells Fargo Securities, LLC. For the avoidance of doubt, the Bookrunners shall not include the Joint Bookrunners, except to the extent expressly set forth above.

“Borrower Stock Contribution” means the contribution on or about the SunGard Closing Date by the Company to SunGard Merger Subs of common stock of the Company in an aggregate amount required to be made under the Acquisition Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Bridge Facility” means the bridge facility contemplated under the Bridge Facility Commitment Letter, dated as of August 12, 2015, by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Wells Fargo Securities, LLC and Wells Fargo Bank, National Association.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any of its Restricted Subsidiaries:

(a) operating or deposit accounts maintained by the Restricted Companies;

(b) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent;

(c) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or the equivalent thereof);

(d) commercial paper issued by any Lender that is a commercial bank or any bank holding company owning any Lender;

(e) commercial paper maturing not more than 12 months after the date of creation thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s and commercial paper maturing not more than 90 days after the creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s;

(f) domestic and eurodollar time deposits, certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof or other durations approved by the Administrative Agent which are either issued by any Lender or any other banks having combined capital and surplus of not less than $100,000,000 (or in the case of foreign banks, the Dollar equivalent thereof) or are insured by the Federal Deposit Insurance Corporation for the full amount thereof;

(g) repurchase agreements with a term of not more than 30 days for, and secured by, underlying securities of the type without regard to maturity described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types with regard to maturity of securities described in clauses (b) through (g) above;

(i) investments maintained in money market funds (as well as asset-backed securities and corporate securities that are eligible for inclusion in money market funds);

(j) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided that the aggregate amount of Investments by any Person in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s shall not exceed 10% of the aggregate amount of Investments in fixed maturity securities by such Person; and

(k) solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of a country other than one that is subject to sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctioning authority, (any such bank being an “Approved Foreign Bank”) and maturing within 12 months of the date of acquisition or other durations approved by the Administrative Agent and (ii) (A) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank or (B) other temporary investments (with maturities less than 12 months or other durations approved by the Administrative Agent) of a non-speculative nature which are made with preservation of principal as the primary objective and in each case in accordance with normal investment practices for cash management of such Foreign Subsidiaries.

“Cash Management Practices” means the cash, Cash Equivalent and short-term investment management practices of the Consolidated Companies as approved by the board of directors or chief financial officer of the Company from time to time, including any Indebtedness of the Consolidated Companies having a maturity of 92 days or less representing borrowings from any financial institution with which the Consolidated Companies have a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Cash Equivalents and other short-term investments purchased by the relevant Consolidated Company with the proceeds of such borrowings.

“Cash on Hand” means, on any day, the sum of the amount of cash, Cash Equivalents and other short-term investments of the Consolidated Companies as set forth on the balance sheet of the Consolidated Companies on the last day of each calendar month ending during the four fiscal quarters most recently ended on or prior to such day, divided by twelve (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as “restricted” or otherwise subject to a security interest in favor of any other Person (other than non-consensual Liens permitted under Section 7.01)).

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the enactment or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 3.04(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided further that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Act or pursuant to Basel III, then such Lender shall be compensated pursuant to Section 3.04 only to the extent such Lender is seeking such compensation from substantially all other borrowers then having the same credit rating as the Company (determined in the same manner as the Company’s credit rating is established for the purpose of applying the Applicable Margin under this Agreement) that are parties to credit facilities that afford such Lender the right to do so, and at the most favorable level of such compensation afforded to any of such borrowers.

“Change of Control” means (a) a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the 1934 Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the 1934 Act), directly or indirectly, of more than 35% of the then outstanding voting stock of the Company or (b) during any period of twelve consecutive months, the board of directors of the Company shall cease to consist of a majority of the Continuing Directors.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make Loans to the Company pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or otherwise in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable in each case, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Lenders’ Commitments on the Effective Date is $1,500,000,000.

“Commitment Fee” has the meaning set forth in Section 2.10(a).

“Commitment Termination Date” means the earliest to occur of (i) the SunGard Termination Date (if the SunGard Closing Date has not occurred on or prior to such date), (ii) any date on which the Company terminates the Aggregate Commitments pursuant to Section 2.07 hereof, (iii) the Initial Funding Date (if the Aggregate Commitments are reduced to zero on such date), (iv) the Final Funding Date or (v) the later of (A) December 20, 2015 and (B) if the SunGard Closing Date has occurred (whether or not the Initial Funding Date or the Final Funding Date has occurred), the 35th day after the SunGard Closing Date.

“Committed Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Compensation Period” has the meaning specified in Section 2.13(b)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Companies” means the Company and its Consolidated Subsidiaries.

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to the Company and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,

(i) total interest expense,

(ii) income, franchise and similar taxes,

(iii) depreciation and amortization expense (including amortization of intangibles, goodwill and organization costs),

(iv) letter of credit fees,

(v) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of the Company or any of its Restricted Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

(vi) all extraordinary charges,

(vii) non-cash amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Loans) of the Company and its Restricted Subsidiaries,

(viii) cash expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02 (including any Permitted Acquisition), Equity Issuance or Debt Issuance (in each case, whether or not consummated),

(ix) any losses realized upon the Disposition of property or assets outside of the ordinary course of business,

(x) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(xi) to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption,

(xii) any non-cash purchase accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment permitted under Section 7.02 (including any Permitted Acquisition),

(xiii) non-cash losses from Joint Ventures and non-cash minority interest reductions,

(xiv) fees and expenses in connection with exchanges or refinancings of Indebtedness not prohibited by this Agreement,

(xv) (A) non-cash, non-recurring charges with respect to employee severance, (B) other non-cash, non-recurring charges so long as such charges described in this clause (B) do not result in a cash charge in a future period (except as permitted under clause (C)) and (C) non-recurring charges other than those referred to in clauses (A) and (B) so long as such charges described in this clause (C) do not exceed $60,000,000 during any fiscal year, and

(xvi) other expenses and charges of the Company and its Restricted Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period; minus

(c) an amount which, in the determination of Consolidated Net Income, has been included for

(i) (A) non-cash gains (other than with respect to cash actually received) and (B) all extraordinary gains, and

(ii) any gains realized upon the Disposition of property outside of the ordinary course of business, and

(d) excluding the effects of

(i) any unrealized losses or gains in respect of Swap Contracts, and

(ii) any losses or gains in respect of purchase accounting adjustments for earnout obligations arising from acquisitions,

all as determined in accordance with GAAP.

“Consolidated Interest Charges” means, as of any date for the applicable period ending on such date with respect to the Company and its Restricted Subsidiaries on a consolidated basis, the amount payable with respect to such period in respect of (a) total interest expense payable in cash plus pay-in-kind interest in respect of Indebtedness of the type set forth in clause (a) of the definition thereof (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining Swap Contracts, (iv) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated) and (v) amortization of deferred financing costs), minus (b) interest income with respect to Cash on Hand of the Company and its Restricted Subsidiaries earned during such period, in each case as determined in accordance with GAAP.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to the Company and its Restricted Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items and (ii) any amounts attributable to Investments in any Joint Venture to the extent that (A) such amounts were not earned by such Joint Venture during the applicable period, (B) there exists any legal or contractual encumbrance or restriction on the ability of such Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Joint Venture held by the Company and its Restricted Subsidiaries, but only to the extent so encumbered or restricted or (C) such Person does not have the right to receive or the ability to cause to be distributed its pro rata share of all earnings of such Joint Venture) as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall not include (w) the cumulative effect of a change in accounting principles during such period, (x) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, (y) any non-cash charges resulting from mark-to-market accounting relating to Equity Interests and (z) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangibles and No. 144 – Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 – Business Combinations.

“Consolidated Shareholders’ Equity” means, as of any date of determination, the consolidated shareholders’ equity of the Company and its Subsidiaries that would be reported as shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Subsidiaries” means, with respect to any Person at any time, all Subsidiaries of such Person that would be consolidated in the financial statements of such Person on such date prepared in accordance with GAAP, but excluding any such consolidated Subsidiary of such Person that would not be so consolidated but for the effect of FIN 46.

“Continuing Directors” shall mean the directors of the Company on the Effective Date, and each other director whose election or nomination to the board of directors of the Company is approved by a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Parties” means, collectively, the Administrative Agent, the Lenders and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Debt Issuance” means the issuance by the Company and its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless (A) in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (B) in the case of clause (ii) above, such Lender notifies the Administrative Agent and the Company in writing that the failure to pay such other amount is the subject of a good faith dispute, (b) has notified the Company or the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any other Lender or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s or Lender’s and the Company’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Dissenting Lenders” has the meaning specified in Section 11.01(f).

“Documentation Agents” means JPMorgan Chase Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Credit Agricole Corporate and Investment Bank and U.S. Bank National Association, as documentation agents under this Agreement.

“Dollar” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Effective Date” has the meaning specified in Section 4.01(a).

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person) approved by (A) the Administrative Agent and (B) unless an Event of Default has occurred and is continuing under Section 8.01(a) or 8.01(f), the Company (each such approval not to be unreasonably withheld or delayed).

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Restricted Company resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by the Company and its Restricted Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Eurocurrency Rate” means, with respect to (a) any Eurocurrency Rate Loan for any Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and (b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. (including any political subdivision thereof) withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to a replacement by the Company under Section 3.09) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of December 18, 2014, among the Company, the other borrowers from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders, swing line lenders and L/C issuers from time to time party thereto, as amended, restated, amended and restated, supplemented, modified, refinanced or replaced from time to time.

“Facility” means, at any time, the aggregate amount of the Commitments and/or Loans at such time.

“FATCA” means sections 1471 through 1474 of the Code, as in effect on the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the letter agreements (i) between the Company and any one or more of the Bookrunners and (ii) between the Company and the Administrative Agent, in each case, among others, in respect of this Agreement and dated August 12, 2015.

“Final Funding Date” means the date on which all conditions precedent set forth in Section 4.03 have been satisfied or waived and Loans are made pursuant to Section 2.01(b).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee or any successor or similar authority to any of the foregoing).

“Granting Lender” has the meaning specified in Section 11.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law as hazardous, toxic, pollutants or contaminants or words of similar meaning or effect.

“Historical Financial Statements” has the meaning specified in Section 5.05(a).

“Immaterial Subsidiaries” means, as of any date of determination, those Restricted Subsidiaries that, individually or collectively, for the four fiscal quarter period ended most recently prior to such date of determination did not generate more than 10% of the Consolidated EBITDA of the Restricted Companies.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or agreements;

(b) the maximum available amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under Swap Contracts (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (iii) any earn-out obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) indebtedness or similar financing obligations of such Person under any Securitization Financing; and

(i) all Guarantees of such Person in respect of any of the foregoing paragraphs.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.05.

“Information” has the meaning specified in Section 11.09.

“Initial Funding Date” means the date on which all conditions precedent set forth in Section 4.02 have been satisfied or waived and Loans are made pursuant to Section 2.01(a).

“Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Company for the four fiscal quarter period ending on such date, the ratio of (a) Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period to (b) Consolidated Interest Charges of the Company and its Restricted Subsidiaries for such period.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan.

“Interest Period” means (a) as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week, one month, two months, three months or six months thereafter, or to the extent available (as determined by each Lender) to all Lenders, twelve months thereafter, as selected by the Company in its Committed Loan Notice, as the case may be (or, such other period as agreed by the Company and all Lenders); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) other than with respect to one week Interest Periods, any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For all purposes of this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Bookrunners” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as joint bookrunners under this Agreement.

“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Credit Agricole Corporate and Investment Bank and U.S. Bank National Association, as joint lead arrangers under this Agreement.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Company or any of its Subsidiaries, (b) any other Person designated by the Company in writing to the Administrative Agent (which designation shall be irrevocable) as a “Joint Venture” for purposes of this Agreement and at least 50% but less than 100% of whose Equity Interests are directly owned by the Company or any of its Subsidiaries, and (c) any Person in whom the Company or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Leverage Ratio” means, as of the end of any fiscal quarter of the Company for the four fiscal quarter period ending on such date, the ratio of (a) Total Indebtedness on the last day of such period to (b) Consolidated EBITDA of the Restricted Companies for such period; provided that the amount of Total Indebtedness determined pursuant to clause (a) above at any date shall be reduced (i) by the amount of any outstanding Swing Line Loans or Revolving Credit Loans (in each case, under and as defined in the Existing Credit Agreement as in effect on the Effective Date) drawn for the purpose of card settlements so long as (x) such Swing Line Loans and Revolving Credit Loans are repaid within three Business Days after the date on which such Loans were drawn and (y) the Company certifies as to the amount of such Swing Line Loans and Revolving Credit Loans and such repayment in the applicable Compliance Certificate and (ii) in the case of any such Indebtedness of a Majority-Owned Subsidiary that is a Restricted Subsidiary, by an amount directly proportional to the amount (if any) by which Consolidated EBITDA determined pursuant to clause (b) above for such date was reduced (including through the calculation of Consolidated Net Income) by the elimination of a minority interest in such Majority-Owned Subsidiary owned by a Person other than a Restricted Company.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement for security, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing but excluding operating leases).

“Loan” means an extension of credit made by a Lender to the Company pursuant to Section 2.01.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Fee Letters and (d) the SunGard Issuer Guaranty (if applicable).

“Loan Parties” means, collectively, the Company and the SunGard Issuer (if applicable).

“Majority-Owned Subsidiary” means a Consolidated Subsidiary that is not wholly-owned (directly or indirectly) by the Company.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, results of operations, or financial position of the Company and its Subsidiaries, taken as a whole, (b) a material and adverse effect on the ability of any Loan Party to perform its obligations under the Loan Documents or (c) a material and adverse effect on the rights and remedies of the Lenders under the Loan Documents.

“Material Companies” means the Company and all Restricted Subsidiaries (other than Immaterial Subsidiaries).

“Maturity Date” means the date that is three years from the Initial Funding Date (or, if no Loan is made on the SunGard Closing Date, three years from the SunGard Closing Date); provided however, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning specified in Section 11.11.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note of the Company payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate principal amount of indebtedness of the Company to such Lender resulting from the Loans made by such Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Agents” means, collectively (i) the Joint Bookrunners, (ii) the Joint Lead Arrangers and (iii) the Documentation Agents, in each case in their capacities as such.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than a replacement made pursuant to Section 3.09) and except any Excluded Taxes.

“Outstanding Amount” means, on any date, the principal amount of Loans after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.07(f).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of more than 50% of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Company or one or more of its wholly owned Restricted Subsidiaries (including as a result of a merger or consolidation) permitted pursuant to Section 7.02; provided that the SunGard Acquisition shall be deemed to be a Permitted Acquisition.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, or any excess amount that is otherwise permitted to be incurred pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the shorter of (i) the Indebtedness being modified, refinanced, refunded, renewed or extended and (ii) the Loans (and, in the case of clause (ii), maturing not earlier than 91 days later than the Maturity Date of the Loans), (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor (or another of the Restricted Companies, at the election of the Company) on the Indebtedness being modified, refinanced, refunded, renewed or extended, and with respect to subordinated Indebtedness the obligations of such obligors shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in documentation governing the Indebtedness, taken as a whole and (e) at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained or sponsored by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” and “Pro Forma Compliance” mean, for purposes of calculating compliance with the Leverage Ratio or each of the other financial covenants set forth in Section 7.10, in each case in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included and (ii) in the case of a Specified Disposition described in the definition of “Specified Transaction”, shall be excluded, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by any Restricted Company in connection with such Specified Transaction, and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to the Leverage Ratio and the other financial covenants set forth in Section 7.10 to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and may take into account cost savings for which the necessary steps have been implemented or are reasonably expected to be implemented within twelve months after the closing of the applicable Permitted Acquisition; provided, that the aggregate amount of any such cost savings added back in determining Consolidated EBITDA for any period of four consecutive fiscal quarters shall not exceed 10% of Consolidated EBITDA (for avoidance of doubt, determined on a Pro Forma Basis but prior to adding back any such cost savings) for such period of four consecutive fiscal quarters.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the unused Commitment and the principal amount of the Loans of such Lender under the Facility at such time and the denominator of which is the unused portion of the Aggregate Commitments and Total Outstandings under the Facility.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Acquisition” means any Permitted Acquisition by the Restricted Companies consummated after the SunGard Closing Date, if the aggregate amount of Indebtedness incurred by the Restricted Companies to finance the purchase price of, or other consideration for, or assumed by the Restricted Companies in connection with, such Permitted Acquisition is at least $750,000,000.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning set forth in Section 11.07(e).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) the unused portion of the Aggregate Commitments; provided that the unused Commitment and Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Companies” means the Company and its Restricted Subsidiaries, and “Restricted Company” means any of the foregoing.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Restricted Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Persons thereof). The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the board of directors of the Company and evidenced by a board resolution.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory to the extent that the government of such country or territory is the subject of any Sanctions imposed by any Sanctions Authority (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any publicly available Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union and (d) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Financing” has the meaning referred to in Section 7.03(v).

“Securitization Vehicle” means one or more special purpose vehicles that are, directly or indirectly, wholly-owned Subsidiaries of the Company and are Persons organized for the limited purpose of entering into a Securitization Financing by purchasing, or receiving by way of capital contributions, sale or other transfer, assets from the Company and its Subsidiaries and obtaining financing for such assets from third parties, and whose structure is designed to insulate such vehicle from the credit risk of the Company.

“Solvency Certificate” has the meaning specified in Section 4.02(h).

“SPC” has the meaning specified in Section 11.07(i).

“Specified Disposition” means any sale, transfer or other disposition, or series of related sales, transfers or other dispositions (other than (x) in the ordinary course of business or (y) among Restricted Companies) that involves assets comprising all or substantially all of an operating unit of a business or common Equity Interests of any Person, in each case owned by any Restricted Company.

“Specified Rating Agencies” means S&P and Moody’s.

“Specified Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief accounting officer or general counsel of the Company.

“Specified Transaction” means, any Investment, Restricted Payment, designation of an Unrestricted Subsidiary, or incurrence of Indebtedness in respect of which compliance with the financial covenants set forth in Section 7.10 is by the terms of this Agreement required to be calculated on a Pro Forma Basis, or any Specified Disposition.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“SunGard” means SunGard, a Delaware corporation.

“SunGard Acquisition” means the acquisition of SunGard and related mergers effected by the SunGard Acquisition Agreement.

“SunGard Acquisition Agreement” means the Agreement and Plan of Merger dated as of August 12, 2015, by and among the Company, SunGard Merger Subs, SunGard and SunGard Capital Corp. II, a Delaware corporation (without giving effect to any modifications or waivers unless such modification or waiver satisfies the requirements set forth in Section 4.02(c)).

“SunGard Closing Date” means the date upon which the SunGard Acquisition is consummated pursuant to the terms of the SunGard Acquisition Agreement.

“SunGard Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 11, 2005, by and among the SunGard Issuer, SunGard Holdco LLC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“SunGard Guaranty” has the meaning set forth in Section 6.12.

“SunGard Guaranty Signing Date” has the meaning set forth in Section 6.12.

“SunGard Issuer” means SunGard Data Systems Inc., a Delaware corporation.

“SunGard Merger Subs” means, collectively, (i) Seahawk Merger Sub 1, Inc., a Delaware corporation, (ii) Seahawk Merger Sub, LLC, a Delaware limited liability company and (iii) Seahawk Merger Sub 3, Inc., a Delaware corporation.

“SunGard Notes” means, collectively, (i) the 7-3/8% senior notes of the SunGard Issuer due 2018, (ii) the 6.625% senior subordinated notes of the SunGard Issuer due 2019 and (iii) the 7-5/8% senior notes of the SunGard Issuer due 2020, to the extent such Indebtedness remains outstanding on the SunGard Closing Date.

“SunGard Refinancing Transactions” means the repayment in full of the obligations of the SunGard Issuer and its Affiliates under (i) the SunGard Credit Agreement and (ii) the Third Amended and Restated Credit and Security Agreement, dated as of May 14, 2014, by and among SunGard AR Financing LLC, as borrower, the financial institutions party thereto from time to time as lenders and General Electric Capital Corporation, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“SunGard Termination Date” means the “Termination Date” as defined in the SunGard Acquisition Agreement.

“SunGard Transactions” means (i) the SunGard Acquisition, (ii) the SunGard Refinancing Transactions, (iii) if elected by the Company, the redemption or defeasance in full of the SunGard Notes, (iv) any debt or equity financings in connection with any of the foregoing, (v) the execution, delivery and performance by the Loan Parties of this Agreement and (vi) the funding of Loans on the Initial Funding Date and/or the Final Funding Date, respectively.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Wells Fargo Bank as sole syndication agent under this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $225,000,000.

“Total Indebtedness” means, without duplication, (a) the Total Outstandings and (b) all other Indebtedness of the Restricted Companies of the type referred to in clauses (a), (b) (but solely in respect of letters of credit and bankers’ acceptances, and solely to the extent drawn and not yet reimbursed), (e), (f) and (h) of the definition thereof and all Guarantees of the Company and its Restricted Subsidiaries in respect of such Indebtedness of any other Person.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transactions” means, collectively, the Fifth Restatement Transactions (as defined in the Existing Credit Agreement as in effect on the Effective Date) and the SunGard Transactions.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Upfront Fee” has the meaning specified in Section 2.10(b).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f)(ii)(B)(3).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) each Subsidiary of the Company listed on Schedule 1.01 and (b) any Subsidiary of the Company designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Effective Date (and continuing until such time that such designation may be thereafter revoked by the Company).

“Vault Cash Operations” means the vault cash or other arrangements pursuant to which various financial institutions fund the cash requirements of automated teller machines and cash access facilities operated by the Consolidated Companies at locations specified by customers.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo Bank” means Wells Fargo Bank, National Association and its successors.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(f) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations pursuant to Section 7.10) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered to the Lenders pursuant to Section 6.01.

(b) If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders a written reconciliation in form reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement shall, following any Specified Transaction, be calculated on a Pro Forma Basis until the completion of four full fiscal quarters following such Specified Transaction.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Rate Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. Loans. Subject to the terms and conditions set forth herein, each Lender has severally agreed to (a) make one or more Loans on the Initial Funding Date upon the satisfaction or waiver of the conditions set forth in Section 4.02 and (b) make one or more Loans on the Final Funding Date upon the satisfaction or waiver of the conditions set forth in Section 4.03, in each case in Dollars, in an aggregate principal amount in the case of clauses (a) and (b) not to exceed its Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans, continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans (provided that, if such Borrowing is the initial Borrowing to be made on the Initial Funding Date, notice must be received by the Administrative Agent not later than 2:00 p.m. two Business Days prior to the requested date of such Borrowing), and (ii) 12:00 noon on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, a Eurocurrency Rate Loan with an Interest Period of one month (subject to the definition of Interest Period). Any such automatic conversion to Eurocurrency Rate Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurocurrency Rate Loans with an Interest Period of 1 month or continuation described in Section 2.02(a). In the case of each Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 or 4.03, as applicable, the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Company.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Company pays the amount due, if any, under Section 3.07 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 8 Interest Periods in effect with respect to Eurocurrency Rate Loans.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. [Reserved].

Section 2.04. [Reserved].

Section 2.05. [Reserved].

Section 2.06. Prepayments. (a) Optional. (i) The Company may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s)

of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.07.

(ii) [Reserved].

(iii) [Reserved].

(iv) Notwithstanding anything to the contrary contained in this Agreement, the Company may rescind any notice of prepayment under Section 2.06(a)(i) if such prepayment would have resulted from a refinancing in full of the Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(v) Notwithstanding anything to the contrary contained in this Agreement, if the Company fails to make any prepayment under Section 2.06(a)(i) on the prepayment date specified in the applicable prepayment notice, no Default or Event of Default shall result from such failure so long as the Company makes such prepayment within one Business Day of the specified prepayment date; provided that interest shall accrue on the unpaid amount from the specified prepayment date to the date of the actual prepayment at an interest rate equal to the Base Rate plus the Applicable Margin regardless of whether the Loan being prepaid is a Base Rate Loan or a Eurocurrency Rate Loan, which interest shall be payable on the applicable interest payment date.

(b) [Reserved].

(c) Funding Losses, Etc. All prepayments under this Section 2.06 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.07.

Section 2.07. Termination or Reduction of Commitments. (a) Optional. The Company may, at any time prior to the Commitment Termination Date, upon written notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent by 11:00 a.m. one Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $500,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the Aggregate Commitments at such time.

(b) Mandatory. The Commitment of each Lender shall be automatically and permanently reduced (i) by the principal amount of Loans made by the Lender on the Initial Funding Date and (ii) to $0 on the Commitment Termination Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused Commitments under this Section 2.07. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.09). All Commitment Fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

Section 2.08. Repayment of Loans. The Company shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all of its Loans outstanding on such date.

Section 2.09. Interest. (a) Subject to the provisions of Section 2.09(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) While any Event of Default set forth in Section 8.01(a) or (f) exists (but, in the case of any Event of Default set forth in Section 8.01(a), only upon the election of the Administrative Agent or the Required Lenders), the Company shall pay interest on all overdue amounts hereunder (regarding which all applicable grace periods set forth in Section 8.01 have expired) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10. Fees. (a) Commitment Fee. The Company shall pay to the Administrative Agent a commitment fee (the “Commitment Fee”) for the account of each Lender in accordance with its Pro Rata Share of the Aggregate Commitments in an amount equal to the Applicable Margin times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The Commitment Fee shall accrue at all times from the Effective Date until the Commitment Termination Date, and shall be due and payable on the Commitment Termination Date.

(b) Upfront Fee. The Company shall pay to the Administrative Agent an upfront fee (the “Upfront Fee”) for the account of each Lender in accordance with its Pro Rata Share of the Facility, in an aggregate amount equal to the sum of (i) 0.05% of the Aggregate Commitments on the Effective Date, due and payable on the Effective Date, (ii) 0.05% of the aggregate principal amount of the Loans made by the Lenders on the Initial Funding Date, due and payable on the Initial Funding Date and (iii) 0.05% of the aggregate principal amount of the Loans made by the Lenders on the Final Funding Date, due and payable on the Final Funding Date. The Upfront Fee payable to each Lender under clause (ii) or clause (iii) may be netted against the Loans made by such Lender on the same date.

(c) Other Fees. The Company shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.11. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12. [Reserved].

Section 2.13. Payments Generally. (a) All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Unless the Company or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Company or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Company or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Company failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Overnight Rate; and

(ii) if any Lender failed to make such payment with respect to any Borrowing, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Company to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative

Agent may make a demand therefor upon the Company, and the Company shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Company may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this Section 2.13(b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Company by the Administrative Agent because the applicable conditions set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.14. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing

Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.14 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.14 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.15. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, fees shall cease to accrue on the unused portion of the Commitments of such Defaulting Lender under Section 2.10(a) so long as such Lender is a Defaulting Lender.

ARTICLE 3

TAXES, INCREASED COSTS AND ILLEGALITY

Section 3.01. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent; provided, however, that no failure to provide such evidence shall constitute a Default unless and until the Administrative Agent or the applicable Lender shall first have notified the Company of such failure and such failure shall continue for more than 10 days after the Company receives such notice.

(d) The Company and the applicable Loan Party shall indemnify each Recipient, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate, showing the calculation of the amount owed in reasonable detail, as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify, within 10 days after demand therefor (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Company and the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Company and applicable Loan Party to do so), (ii) the Administrative Agent and the Company, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(g) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Company, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Company, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (B) or (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, and a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, or an IRS Form W-9, and other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 3.01, the term “applicable law” includes FATCA.

(j) [Reserved]

(k) Nothing in this Section 3.01 shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled; provided, however, that if (x) the Company requests a Lender or Agent, in writing, to pursue an available refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 and (y) such requested pursuit would not be expected to affect such Lender or Agent adversely as determined in the sole discretion of such Lender or Agent, exercised in good faith, such Lender or Agent shall pursue such refund in good faith, so long as the Company agrees to pay all associated out-of-pocket expenses.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans, or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If (x) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (y) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders in the event such suspension was due to clause (y) above) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered , as reasonably determined by such Lender or such other Recipient (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Person under agreements having provisions similar to this Section after consideration of such factors as such Person then reasonably determines to be relevant).

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days (or, in the case of any increased costs or reductions arising from a Change in Law under the Dodd-Frank Act or Basel III, 30 days) prior to the date that such Lender, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is made retroactive by a Governmental Authority, then the 180-day period (or 30-day period, if applicable) referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.05. [Reserved].

Section 3.06. Reserves on Eurocurrency Rate Loans. (a) If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), the Company shall pay to such Lender additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error).

(b) If any Lender is required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority or other Governmental Authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, the Company shall pay such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan. Any Lender requesting payment from the Company under Section 3.06(a) or (b) shall give the Company at least fifteen days’ prior notice (with a copy to the Administrative Agent). If a Lender fails to give notice fifteen days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen days from receipt of such notice.

Section 3.07. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent), the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company;

(c) [reserved]; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 3.09(a);

including any loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan, any foreign exchange losses or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

For purposes of calculating amounts payable by the Company to any Lender under this Section 3.07, such Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.08. Matters Applicable to All Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Company contemporaneously with the demand for payment setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods. For the avoidance of doubt, any additional amounts required to be paid pursuant to Section 3.01 are not subject to the limitations set forth in this Section.

(b) (i) With respect to any Lender’s claim for compensation under any of Sections 3.02 through 3.07, the Company shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Company of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation from the Company under any of Sections 3.04 through 3.06, the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.08(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(ii) With respect to any Lender’s claim for compensation under Section 3.01, the Company shall not be required to compensate such Lender for any Taxes to the extent such Taxes were either (A) paid by such Lender to a taxing authority for the purpose of satisfying the Lender’s tax liability related to the claim for compensation under Section 3.01 if such payment occurred more than 180 days prior to the date that such Lender notifies the Company of such claim or (B) assessed by a taxing authority in writing more than 180 days prior to the date that such Lender notifies the Company of a claim for compensation under Section 3.01.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan (or to convert Base Rate Loans into Eurocurrency Rate Loans) shall be suspended pursuant to Section 3.08(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.04 through 3.06 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Company (with a copy to the Administrative Agent) that the circumstances specified in any of Sections 3.04 through 3.06 that gave rise to the conversion of such

Lender’s Eurocurrency Rate Loans pursuant to this Section 3.08 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

(e) (i) If the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.01 in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(ii) Each Lender agrees that if any Lender (A) requests compensation under any of Sections 3.04 through 3.06, or (B) notifies the Company that it has determined that it is unlawful for its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then such Lender will, if requested by the Company, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that in each case, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.08(e) shall affect or postpone any of the Obligations of the Company or the rights of such Lender pursuant to Sections 3.02 or 3.04 through 3.06.

Section 3.09. Replacement of Lenders Under Certain Circumstances. (a) If at any time:

(i) the Company becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Sections 3.04 through 3.06, as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Sections 3.04 through 3.06 or

(ii) any Lender becomes a Defaulting Lender,

then the Company may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, either:

(A) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign 100% of its Commitments and the principal of its outstanding Loans plus any accrued and unpaid interest pursuant to Section 11.07(d) (with the assignment fee to be paid by the Company unless waived by the Administrative Agent in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such Person or

(B) terminate the Commitment of such Lender and repay all obligations of the Company owing to such Lender relating to the Loans held by such Lender as of such termination date;

(b) Any Lender being replaced pursuant to Section 3.09(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Company or the Administrative Agent.

(c) Pursuant to an Assignment and Assumption arising by operation of Section 3.09(b), (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (ii) all obligations of the Company owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with the execution of such Assignment and Assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Company, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to be a Lender hereunder with respect to such assigned Loans and Commitments except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(d) The Company shall also be entitled to replace a Dissenting Lender in accordance with Section 11.01(f).

Section 3.10. Survival. All of the Company’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions to the Effective Date. The effectiveness of this Agreement (such date on which this Agreement becomes effective, the “Effective Date”) is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following:

(i) duly executed counterparts hereof that, when taken together, bear the signatures of the Company, each Lender and the Administrative Agent;

(ii) a secretary certificate executed by a Responsible Officer of the Company as of the Effective Date, certifying as to (A) the charter, bylaws or other applicable organizational documents of the Company and (B) (1) the resolutions or other corporate action of the Company authorizing the execution and performance of the applicable Loan Documents and (2) the incumbency and specimen signature of each officer of the Company executing this Agreement and the other Loan Documents;

(iii) a certificate of good standing with respect to the Company from the Secretary of State of the State of the Company’s organization;

(iv) a customary opinion of counsel to the Company, addressed to the Administrative Agent and each Lender, as to matters concerning the Company and the Loan Documents reasonably acceptable to the Administrative Agent; and

(v) to the extent reasonably requested by the Administrative Agent at least four Business Days in advance of the Effective Date, documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Act (as defined in Section 11.21), at least two Business Days prior to the Effective Date.

(b) (x) All fees required to be paid to the Administrative Agent, the Bookrunners and the Lenders by the Company on or before the Effective Date shall have been paid and (y) all expenses required to be paid or reimbursed to the Administrative Agent and the Bookrunners shall have been paid or reimbursed to the extent, in the case of this subclause (y), invoiced at least two (2) Business Days in advance of the Effective Date.

The Administrative Agent shall promptly notify the Company and the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.

Section 4.02. Conditions to the Initial Funding Date. The occurrence of the Initial Funding Date is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Effective Date shall have occurred.

(b) The Administrative Agent shall have received a duly executed Committed Loan Notice in accordance with the requirements hereof, except it need not contain any representations or warranties or any certification as to the absence of any Default or Event of Default.

(c) The SunGard Acquisition shall have been, or shall concurrently with such Borrowing be, consummated in accordance with the terms of the SunGard Acquisition Agreement, without giving effect to any alteration, amendment, change, supplement, waiver or consent thereto or thereunder that is materially adverse to the Lenders and the Bookrunners, unless consented to by the Bookrunners in writing (which consent shall not be unreasonably withheld, conditioned or delayed) it being understood and agreed that (i) any decrease in the purchase price shall not be materially adverse to the interests of the Lenders so long as such decrease is allocated to reduce the Borrower Stock Contribution and the Bridge Facility on a pro rata, dollar-for-dollar basis, (ii) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by the Borrower Stock Contribution and (iii) the granting of any consent under the SunGard Acquisition Agreement that is not materially adverse to the interest of the Lenders shall not otherwise constitute an amendment or waiver).

(d) (x) The representations made by or with respect to SunGard and its Subsidiaries in the Acquisition Agreement as are material to the interests to the Lenders shall be true and correct in all material respects, but only to the extent that the Company or any of its Subsidiaries has the right (taking into account any applicable cure provisions) to terminate its obligations under the SunGard Acquisition Agreement, or to decline to consummate the SunGard Acquisition pursuant to the SunGard Acquisition Agreement, as a result of a breach of such representations in the SunGard Acquisition Agreement and (y) the representations set forth in Section 5.01(a) (as it relates to the Company only) and (b)(ii) (as it relates to the Company only), 5.02(a), 5.02(b), 5.02(c)(i) (as it relates to the Company only), 5.04, 5.08 (limited to the use of the proceeds of the Loans hereunder), 5.12 and the representations set forth in the Solvency Certificate shall be true and correct in all material respects.

(e) The Bookrunners shall have received (A) audited consolidated balance sheets of the Company and SunGard and related consolidated statements of income or operations, shareholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least 90 days before the SunGard Closing Date, including, an unqualified audit report thereon; (B) an unaudited consolidated balance sheet of each of the Company and SunGard and related consolidated statements of income or operations, shareholders’ equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the SunGard Closing Date and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); and (C) pro forma consolidated balance sheet and related consolidated statement of income or operations of the Company for the last completed fiscal year and for the latest interim period covered by the Quarterly Financial Statements, in each case after giving effect to the SunGard Transactions (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3; provided, that financial statements of SunGard and Pro Forma Financial Statements shall only be provided to the extent required by Rule 3-05 and Article 11 of Regulation S-X; provided, further, that the Company’s and SunGard’s public filing of any required financial statements with the U.S. Securities and Exchange Commission shall satisfy the requirements of clauses (A) and (B) of this paragraph (e).

(f) (x) All fees required to be paid to the Administrative Agent, the Bookrunners and the Lenders by the Company on or before the SunGard Closing Date in connection with the SunGard Transactions shall have been paid and (y) all expenses required to be paid or reimbursed to the Administrative Agent and the Bookrunners shall have been paid or reimbursed to the extent, in the case of this subclause (y), invoiced at least two (2) Business Days in advance of the SunGard Closing Date.

(g) The Bookrunners shall have received satisfactory evidence of the substantially concurrent consummation of the SunGard Refinancing Transactions.

(h) The Bookrunners shall have received a solvency certificate (“Solvency Certificate”) from the chief financial officer of the Company in the form attached as Exhibit F, certifying that the Company and its Subsidiaries on a consolidated basis after giving effect to the SunGard Transactions, are solvent.

(i) Since December 31, 2014, there shall not (i) have occurred or come into existence and (ii) be continuing a Company Material Adverse Effect (as defined in the SunGard Acquisition Agreement dated as of August 12, 2015 without giving effect to any amendment thereof or consent thereunder).

(j) The Bookrunners shall have received a certificate signed by a Responsible Officer of the Company certifying that the conditions set forth in Sections 4.02(c), (d) and (i) are satisfied.

(k) The Bookrunners shall have received a Note executed by the Company in favor of each Lender requesting a Note at least three Business Days in advance of the Initial Funding Date.

Section 4.03. Conditions to the Final Funding Date. The occurrence of the Final Funding Date is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Effective Date shall have occurred.

(b) The Administrative Agent shall have received a duly executed Committed Loan Notice in accordance with the requirements hereof, except it need not contain any representations or warranties or any certification as to the absence of any Default or Event of Default.

(c) The SunGard Closing Date shall have occurred.

(d) (x) The representations made by or with respect to SunGard and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders shall be true and correct in all material respects as of the SunGard Closing Date, but only to the extent that the Company or any of its Subsidiaries has the right (taking into account any applicable cure provisions) to terminate its obligations under the SunGard Acquisition Agreement, or to decline to consummate the SunGard Acquisition pursuant to the SunGard Acquisition Agreement, as a result of a breach of such representations in the SunGard Acquisition Agreement and (y) the representations set forth in Section 5.01(a) (as it relates to the Company only) and (b)(ii) (as it relates to the Company only), 5.02(a), 5.02(b), 5.02(c)(i) (as it relates to the Company only), 5.04, 5.08 (limited to the use of the proceeds of the Loans hereunder), 5.12 and the representations set forth in the Solvency Certificate shall be true and correct in all material respects.

(e) The Bookrunners shall have received (A) audited consolidated balance sheets of the Company and SunGard and related consolidated statements of income or operations, shareholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least 90 days before the SunGard Closing Date, including, an unqualified audit report thereon; (B) an unaudited consolidated balance sheet of each of the Company and SunGard and related consolidated statements of income or operations, shareholders’ equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the SunGard Closing Date and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); and (C) pro forma consolidated balance sheet and related consolidated statement of income or operations of the Company for the last completed fiscal year and for the latest interim period covered by the Quarterly Financial Statements, in each case after giving effect to the SunGard Transactions (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3; provided, that financial statements of SunGard and Pro Forma Financial Statements shall only be provided to the extent required by Rule 3-05 and Article 11 of Regulation S-X; provided, further, that the Company’s and SunGard’s public filing of any required financial statements with the U.S. Securities and Exchange Commission shall satisfy the requirements of clauses (A) and (B) of this paragraph (e).

(f) (x) All fees required to be paid to the Administrative Agent, the Bookrunners and the Lenders by the Company on or before the Final Funding Date in connection with the SunGard Transactions shall have been paid and (y) all expenses required to be paid or reimbursed to the Administrative Agent and the Bookrunners shall have been paid or reimbursed to the extent, in the case of this subclause (y), invoiced at least two (2) Business Days in advance of the Final Funding Date.

(g) The Bookrunners shall have received satisfactory evidence of the substantially concurrent consummation of the SunGard Refinancing Transactions.

(h) The Bookrunners shall have received a Solvency Certificate from the chief financial officer of the Company in the form as Exhibit F, certifying that as of the SunGard Closing Date, the Company and its Subsidiaries on a consolidated basis after giving effect to the SunGard Transactions, are solvent.

(i) Since December 31, 2014 and through the occurrence of the SunGard Closing Date, there shall not (i) have occurred or come into existence and (ii) be continuing a Company Material Adverse Effect (as defined in the SunGard Acquisition Agreement dated as of August 12, 2015 without giving effect to any amendment thereof or consent thereunder).

(j) The Bookrunners shall have received a certificate signed by a Responsible Officer of the Company certifying that the conditions set forth in Sections 4.03(c), (d) and (i) are satisfied.

(k) The Bookrunners shall have received a Note executed by the Company in favor of each Lender requesting a Note at least three Business Days in advance of the Final Funding Date.

Notwithstanding anything set forth above, if the Initial Funding Date has occurred, the conditions set forth in Section 4.03(a), (c), (d)(x), (e), (g), (h) and (i) shall be deemed to have been satisfied.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agents and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Restricted Company (a) is a Person, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Environmental Laws), orders, writs and injunctions, and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Company), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are (a) within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate, shareholder or other organizational action, and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under, (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree, of or with any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate, in any material respect, any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by any Loan Party in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and (ii) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.(a) The audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto and the unaudited consolidated balance sheet of the Company and its Subsidiaries for the fiscal quarter ended June 30, 2015, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal quarter of the Company and its Subsidiaries (collectively, the “Historical Financial Statements”) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and, with respect to unaudited financial statements, the absence of footnotes and subject to such adjustments as would be made in connection with the audit of financial statements for the relevant period).

(b) Since December 31, 2014, there has been no change, effect, event or, occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07. Ownership of Property; Liens. Each of the Restricted Companies has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or the existence of such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Company and its Subsidiaries (and, when acting on behalf of the Company or any of its Subsidiaries, their respective directors, officers, employees and agents) with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries (and, when acting on behalf of the Company or any of its Subsidiaries, to the knowledge of any Responsible Officer of the Company, their respective officers, employees, directors and agents) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Company or any of its Subsidiaries, (ii) to the knowledge of any Responsible Officer of the Company, any director, officer or employee of the Company or any if its Subsidiaries or (iii) to the knowledge of the Company, any agent of the Company or any of its Subsidiaries that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 5.09. Taxes. The Company and its Restricted Subsidiaries have timely filed all federal and material state and other tax returns and reports required to be filed, and have paid all federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that are due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.10. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect. In the preceding five years, each Loan Party and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and in the preceding five years, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent a failure to make such contributions or application, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the knowledge of any Specified Responsible Officer of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums not yet due or premiums due and not yet delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11. [Reserved].

Section 5.12. Margin Regulations; Investment Company Act. (a) No proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the FRB.

(b) None of the Company, any Person Controlling the Company, nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole (and considered together with all information publicly disclosed by the Consolidated Companies) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under and at the time which they were made, not materially misleading; provided that, with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Company represents and warrants only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable in light of conditions existing at the time of preparation; it being understood that (A) such projections and forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected or forecasted results and that such differences may be material and that such projections and forecasts are not a guarantee of financial performance and (B) no representation is made with respect to information of a general economic or general industry nature.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.14) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Company beginning with the fiscal year ending on December 31, 2015, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of KPMG LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that if the independent auditor provides an attestation and a report with respect to management’s report on internal control over financial reporting and its own evaluation of internal control over financial reporting, then such report may include a qualification or limitation due to the exclusion of any acquired business from such report to the extent such exclusion is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company beginning with the fiscal quarter ending on September 30, 2015, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth, in each case, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) [reserved]; and

(d) if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) [reserved];

(b) no later than five Business Days after the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) which the Company files, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the 1934 Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) [reserved];

(e) promptly after the receipt thereof by a Specified Responsible Officer of the Company, copies of each notice or other correspondence received from any Governmental Authority concerning any material investigation or other material inquiry regarding any material violation of applicable Law by any Restricted Company which would reasonably be expected to have a Material Adverse Effect;

(f) [reserved]; and

(g) promptly after any request therefor, such additional information regarding the business, legal, financial or corporate affairs of any Restricted Company, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) or 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on SyndTrak or other relevant website, to which each Lender and the Administrative Agent are granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail or by an automated electronic alert of a posting) the Administrative Agent of the posting of any such documents which notice may be included in the certificate delivered pursuant to Section 6.02(b). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Company hereby acknowledges that (a) the Administrative Agent and/or the Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company represents and warrants that it files its financial statements with the SEC and, accordingly, the Company hereby authorizes the Administrative Agent to make available to Public Lenders (x) the Loan Documents and (y) the Company’s financial statements as filed with the SEC (including, without limitation, its Form 10-Q and Form 10-K filings) in satisfaction of the Company’s financial statement delivery obligations under Sections 6.01(a) and (b) above. The Company will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not contain material non-public information within the meaning of U.S. federal securities laws. In no event shall the Company designate as Public Lender information or request that the Administrative Agent post or otherwise provide (and the Administrative Agent agrees that it will not post or otherwise provide) to Public Lenders, any compliance certificates or budgets (or any other materials that are not expressly identified in writing by the Company to the Administrative Agent as suitable for distribution to Public Lenders).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.

Section 6.03. Notices. Promptly notify the Administrative Agent after a Specified Responsible Officer of the Company obtains knowledge of:

(a) the occurrence of any Default; and

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including any matter arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation, investigation or proceeding affecting any Loan Party or any Subsidiary, or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or 6.03(b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity to the extent known any and all provisions of this Agreement and any other Loan Document in respect of which such Default exists.

Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect or such obligations or liabilities are being contested in good faith by appropriate proceedings.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 (and, in the case of any Restricted Subsidiary, to the extent the failure to do so, could not reasonably be expected to have a Material Adverse Effect) and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, ordinary wear and tear excepted and casualty and condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions to material properties and equipment in accordance with prudent industry practice.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance of such types and in such amounts (after giving effect to any self-insurance) reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and the Restricted Subsidiaries as are customarily carried under similar circumstances by such other Persons except to the extent that the failure to maintain such insurance could not reasonably be expected to result in a Material Adverse Effect.

Section 6.08. Compliance with Laws. (a) Comply in all material respects with the requirements of all Laws (including, without limitation, Environmental Laws) and all orders, writs, injunctions, and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect or the necessity of compliance therewith is being contested in good faith by appropriate proceedings and (b) maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Company and its Subsidiaries (and, when acting on behalf of the Company or any of its Subsidiaries, their respective directors, officers, employees and agents) with Anti-Corruption Laws and applicable Sanctions.

Section 6.09. Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be.

Section 6.10. Inspection Rights. With respect to any Loan Party, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default and such inspections shall be conducted at the sole expense of the Administrative Agent without charge to the Company; provided further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s accountants.

Section 6.11. Use of Proceeds. Use the proceeds of the Loans (i) on the Initial Funding Date, to fund in part the consideration for the SunGard Acquisition, to fund the other SunGard Transactions, to pay any costs and expenses related to the SunGard Transactions and for other general corporate purposes and (ii) if any SunGard Notes remain outstanding on the SunGard Closing Date (after giving effect to the SunGard Transactions consummated on or prior to such date), at the Company’s option, solely to fund the redemption or defeasance of the SunGard Notes on the Final Funding Date and to pay any costs and expenses related to the SunGard Transactions.

Section 6.12. SunGard Issuer Guaranty. The Company hereby agrees to cause the SunGard Issuer to become a guarantor of the Company’s Obligations pursuant to a guaranty agreement in form and substance reasonably satisfactory to the Bookrunners (the “SunGard Guaranty”) on or prior to (x) if any portion of the Bridge Facility is funded on the SunGard Closing Date, the SunGard Closing Date or (y) otherwise, the 15th day following the SunGard Closing Date (the SunGard Closing Date in case of clause (x) or the 15th day following the SunGard Closing Date in case of clause (y), as applicable, the “SunGard Guaranty Signing Date”), in each case, unless (a) the aggregate outstanding principal amount of the SunGard Notes is $1.25 billion or less on the SunGard Guaranty Signing Date or (b) the SunGard Issuer has issued an irrevocable redemption notice (which notice may be conditioned upon the occurrence of the SunGard Closing Date) to the holders of the SunGard Notes on or prior to the SunGard Guaranty Signing

Date, the effect of which redemption shall decrease the aggregate outstanding principal amount of the SunGard Notes to $1.25 billion or less. On or prior to the SunGard Guaranty Signing Date, the Company, the SunGard Issuer and the Bookrunners shall enter into a guaranty agreement to effect the SunGard Guaranty, which agreement shall not require the consent of any other party; provided that the SunGard Guaranty shall only become effective (but shall automatically become effective) on the 90th day following the SunGard Closing Date, if more than $1.25 billion in aggregate principal amount of the SunGard Notes remain outstanding on such 90th day after the SunGard Closing Date; provided that the SunGard Guaranty shall automatically terminate (and not be subject to reinstatement) at any time after (x) the aggregate outstanding principal amount of the SunGard Notes is $1.25 billion or less and (y) the SunGard Issuer is not a guarantor of any Indebtedness for borrowed money of the Company in excess of the Threshold Amount that is not otherwise being released simultaneously with the release of the SunGard Guaranty.

Section 6.13. Further Assurances. Promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 6.14. Designation of Subsidiaries. The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) other than in the case of the designation of (x) a Joint Venture in existence on the Effective Date that thereafter becomes a Subsidiary or (y) a Securitization Vehicle (each, an “Excluded Unrestricted Subsidiary”), immediately before and after such designation, no Default shall have occurred and be continuing and (b) other than in the case of the designation of an Excluded Unrestricted Subsidiary, immediately after giving effect to such designation, the Company and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.10 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance). The designation of any Subsidiary (other than a Securitization Vehicle) as an Unrestricted Subsidiary shall constitute an Investment by the applicable Restricted Companies therein at the date of designation in an amount equal to the net book value (or, in the case of any guarantee or similar Investment, the amount) of the Restricted Companies’ Investments therein. If any Person becomes a Restricted Subsidiary on any date after the Effective Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 7.03.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied:

Section 7.01. Liens. The Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Effective Date and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges (i) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) with respect to which the failure to make payment as to all such amounts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(e) (i) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by a Restricted Company to support the payment of the items set forth in clauses (i) and (ii) of this Section 7.01(e);

(f) (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted by a Restricted Company to support the payment of items set forth in clause (i) of this Section 7.01(f);

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens arising in connection with the Cash Management Practices, including Liens securing borrowings from financial institutions and their Affiliates permitted under Section 7.03(m) to the extent specified in the definition of “Cash Management Practices”;

(j) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or (B) secure any Indebtedness (other than any obligation that is Indebtedness solely as a result of the operation of clause (e) of the definition thereof) and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Restricted Company or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (iv) of financial institutions funding the Vault Cash Operations in the cash provided by such institutions for such Vault Cash Operations and (v) on cash or collateral or other financial assets securing obligations of any Restricted Company under any Swap Contract permitted to be incurred pursuant to Section 7.03(s) hereof;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in Permitted Acquisitions permitted pursuant to Section 7.02, to be applied against the purchase price for such Investment, and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 and (ii) on cash earnest money deposits made by any Restricted Company in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens in favor of the applicable indenture trustee or a collateral agent for such trustee and the applicable noteholders on cash and Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending release from) escrow of the proceeds of any Indebtedness incurred by the Company prior to the SunGard Closing Date for the purpose of financing the SunGard Acquisition so long as such Liens secure no Indebtedness other than the Indebtedness so incurred by the Company;

(o) Liens in favor of any Restricted Company securing Indebtedness permitted under Section 7.03(e) or other obligations other than Indebtedness owed by a Restricted Company to another Restricted Company;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (i) in the case of Liens securing purchase money Indebtedness or Capitalized Leases, (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement to pledge after-acquired property shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided that individual equipment financings otherwise permitted to be secured hereunder provided by one Person (or its Affiliates) may be cross collateralized to other such equipment financings provided by such Person (or its Affiliates), (ii) in the case of Liens securing Indebtedness other than purchase money Indebtedness or Capitalized Leases, (A) such Liens do not extend to the property of any Person other than the Person acquired or formed to make such acquisition and the subsidiaries of such Person and (B) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 7.03;

(q) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law) regarding leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Restricted Company in the ordinary course of business not prohibited by this Agreement;

(s) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness (other than Indebtedness described in clause (e) of the definition thereof), (ii) relating to pooled deposit or sweep accounts of any Restricted Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Restricted Company and (iii) relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(t) Liens securing obligations permitted under Section 7.03(u) to the extent specified therein;

(u) Liens on the assets of a Securitization Vehicle securing Indebtedness under any Securitization Financing permitted under Section 7.03(v);

(v) [reserved];

(w) any pledge of the Equity Interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under this Agreement; and

(x) other Liens securing Indebtedness or other obligations to the extent that the outstanding principal amount of the Indebtedness or other obligations secured by such Liens (together with the outstanding principal amount of any Indebtedness then existing pursuant to the provisions of Section 7.03(g) hereof) does not exceed the greater of (i) $500,000,000 and (ii) 15% of Consolidated Shareholders’ Equity.

Section 7.02. Investments. The Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make any Investments, except: (a) Investments of any Restricted Company in another Restricted Company; and (b) any other Investments so long as immediately after giving effect to any such Investment, (i) with respect to any Investment other than the SunGard Acquisition, no Event of Default has occurred and is continuing and (ii) the Company is in Pro Forma Compliance with all of the covenants set forth in Section 7.10 (in each case such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders (either pursuant to Section 6.01(a) or 6.01(b) or in any subsequent delivery of financial information by the Company to the Administrative Agent prior to such making of such Investment) as though such Investment had been made as of the first day of the fiscal period covered thereby).

Section 7.03. Subsidiary Indebtedness. The Company shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) [reserved];

(b) Indebtedness of the Loan Parties under the Loan Documents;

(c) Indebtedness outstanding on the Effective Date and any Permitted Refinancing thereof;

(d) Guarantees by a Restricted Subsidiary in respect of Indebtedness of another Restricted Company otherwise permitted hereunder (including, for the avoidance of doubt, unsecured Guarantees in respect of the obligations of the Securitization Vehicle under a Securitization Financing permitted by Section 7.03(v);

(e) Indebtedness of a Restricted Subsidiary that constitutes an Investment permitted by Section 7.02;

(f) [reserved];

(g) Indebtedness of any Restricted Subsidiaries in an aggregate principal amount at any time outstanding (together with the outstanding principal amount of Indebtedness and other obligations secured in reliance on Section 7.01(x), but without duplication thereof) that does not exceed the greater of (i) $500,000,000 and (ii) 15% of Consolidated Shareholders’ Equity;

(h) Indebtedness of a Restricted Subsidiary assumed in connection with any Permitted Acquisition and not incurred in contemplation thereof (including any SunGard Notes), and any Permitted Refinancing of any such Indebtedness (other than any SunGard Notes);

(i) Indebtedness incurred by any Restricted Subsidiary representing deferred compensation to employees of a Restricted Company incurred in the ordinary course of business;

(j) Indebtedness consisting of promissory notes issued by any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Company or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by Section 7.06;

(k) Indebtedness incurred by a Restricted Subsidiary in a Permitted Acquisition or Disposition constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(l) Indebtedness consisting of obligations of any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(m) Indebtedness (including intercompany Indebtedness among the Consolidated Companies) in respect of the Cash Management Practices;

(n) obligations of the Consolidated Companies with respect to liabilities arising from the Vault Cash Operations;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of a Restricted Subsidiary contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by a Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to such similar reimbursement-type obligations; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(q) obligations in respect of bid, performance, stay, customs, appeal and surety bonds and performance and completion guarantees provided by a Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) [reserved];

(s) Indebtedness in respect of Swap Contracts entered into in the ordinary course of business and not for speculative purposes;

(t) Indebtedness in respect of any letter of credit or bankers’ acceptance supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(u) Indebtedness incurred in the ordinary course of business in connection with relocation service transactions and secured by the properties which are the subject of such transactions;

(v) (i) Indebtedness incurred in connection with a receivables securitization transaction involving the Restricted Subsidiaries and a Securitization Vehicle (a “Securitization Financing”); provided that (A) such Indebtedness when incurred shall not exceed 100% of the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (B) such Indebtedness is created and any Lien attaches to such property concurrently with or within forty-five (45) days of the acquisition thereof, and (C) such Lien does not at any time encumber any property other than the property financed by such Indebtedness, and (ii) any unsecured Guarantee by any Restricted Subsidiary of the obligations of the Securitization Vehicle under a Securitization Financing;

(w) Indebtedness (i) of the type described in clause (e) of the definition thereof subject to Liens permitted under Section 7.01 or (ii) secured by Liens permitted under Sections 7.01(e)(ii), 7.01(e)(iii), 7.01(f), or 7.01(r);

(x) Indebtedness secured by Liens permitted pursuant to Section 7.01(x);

(y) [reserved];

(z) [reserved]; and

(aa) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

Section 7.04. [Reserved].

Section 7.05. Dispositions. The Company shall not, directly or indirectly, dispose of (in one transaction or in a series of transactions) all or substantially all of the property of any Restricted Company, considered together as a whole; provided that the Company may, directly or indirectly, dispose of (in one transaction or in a series of transactions) all or substantially all of the property of the Restricted Companies to one or more Restricted Subsidiaries.

Section 7.06. Restricted Payments. The Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments ratably with respect to its Equity Interests;

(b) the Company may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Company may make Restricted Payments; provided that the Company would be in Pro Forma Compliance with the covenants set forth in Section 7.10, in each case such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders (either pursuant to Section 6.01(a) or 6.01(b) or in any subsequent delivery of financial information by the Company to the Administrative Agent prior to such Restricted Payments);

(d) [reserved];

(e) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Company may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any of the Restricted Companies; and

(g) so long as no Event of Default shall have occurred and be continuing (or would result therefrom) under Sections 8.01(a) or (f), the Company may make Restricted Payments in an aggregate amount of up to $300,000,000 in any fiscal year of the Company; provided that the Company would be in Pro Forma Compliance with the covenants set forth in Section 7.10, in each case such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders (either pursuant to Section 6.01(a) or 6.01(b) or in any subsequent delivery of financial information by the Company to the Administrative Agent prior to such Restricted Payments).

Section 7.07. Use of Proceeds. The Company will not request any Borrowing, and the Company shall not use, and shall require that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent such activity, business or transaction would not be prohibited for a U.S. Person pursuant to Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to the Company or any of its Subsidiaries.

Section 7.08. [Reserved].

Section 7.09. [Reserved].

Section 7.10. Financial Covenants. (a) Maximum Leverage Ratio. The Company shall not permit the Leverage Ratio as of the end of any fiscal quarter of the Company for the four fiscal quarter period ending on such date (such four fiscal quarter period referred to as a “Testing Period”) to be greater than 3.50 to 1.0, provided that at the election of the Company (the notice of which election shall be given within thirty (30) days after consummating the relevant Qualified Acquisition), the level set forth above shall be increased by 0.50:1.00 (a “half-turn”) in connection with a Qualified Acquisition for four consecutive Testing Periods (and no other Testing Periods), starting with the Testing Period in which such Qualified Acquisition is consummated; provided further that (i) [reserved], (ii) the Company may make such an election no more than twice during the life of this Agreement and (iii) upon the return to a maximum Leverage Ratio of 3.5 to 1.0 after the Company’s first such election, such level must be maintained for at least two Testing Periods before the Company may elect to increase such level for an additional time; provided further that (i) If the SunGard Closing Date occurs on or prior to January 31, 2016, the Leverage Ratio of the Company shall not be greater than (A) as of the end of any fiscal quarter ending after the SunGard Closing Date until and including the fiscal quarter ending June 30, 2016, 4.25x (with the first testing date for the Leverage Ratio after the SunGard Closing Date to be the first full fiscal quarter after the SunGard Closing Date), (B) as of the end of the fiscal quarter ending September 30, 2016, 4.00x, (C) as of the end of the fiscal quarters ending December 31, 2016 and March 31, 2017, respectively, 3.75x and (D) thereafter, 3.50x; and (ii) if the SunGard Closing Date occurs after January 31, 2016, the Leverage Ratio of the Company shall not be greater than (A) as of the end of any fiscal quarter ending after the SunGard Closing Date until and including the fiscal quarter ending September 30, 2016, 4.25x (with the first testing date for the Leverage Ratio after the SunGard Closing Date to be the first full fiscal quarter after the SunGard Closing Date), (B) as of the end of the fiscal quarter ending December 31, 2016, 4.00x, (C) as of the end of the fiscal quarters ending March 31, 2017 and June 30, 2017, respectively, 3.75x and (D) thereafter, 3.50x (provided that, in each case of clauses (i) and (ii) above in this proviso, (x) the Leverage Ratio shall remain below 3.50x for two consecutive Testing Periods before it may elect to increase the maximum level from 3.50x to 4.00x pursuant to this Section 7.10 in connection with a Qualified Acquisition and (y) the Company may, at any time prior to the immediately succeeding fiscal quarter end, elect to reduce its maximum Leverage Ratio to 3.50x for such fiscal quarter end and each fiscal quarter end thereafter by delivering an irrevocable written notice of such election to the Administrative Agent; thereafter, the Company may elect to increase the maximum level from 3.50x to 4.00x pursuant to this Section 7.10 in connection with a Qualified Acquisition after its Leverage Ratio remains below 3.50x for two consecutive Testing Periods).

Notwithstanding anything set forth herein, until the earlier to occur of either (A) the SunGard Closing Date and (B) thirty-five (35) days after the earlier to occur of (i) the SunGard Termination Date and (ii) the termination or expiration of the SunGard Acquisition Agreement, any Indebtedness incurred by any Restricted Company to finance the SunGard Transactions shall be disregarded for the purpose of calculating the Leverage Ratio so long as the cash proceeds of such Indebtedness are held by, or on behalf of, the Company (which shall be deemed to include all funds held by a collateral agent or trustee as contemplated by Section 7.01(n) hereof).

If at any time the covenant regarding the “Leverage Ratio” (as defined in the Existing Credit Agreement) in the Existing Credit Agreement (or any component of defined terms used therein) is amended (or, at the election of the Company pursuant to Section 7.10(a) or any other provision of the Existing Credit Agreement, the covenant level is permanently reduced) so that such covenant becomes more restrictive than the covenant set forth in this Section 7.10(a), this Section 7.10(a) shall be deemed to be automatically amended and replaced with such more restrictive covenant (or such reduced covenant level).

(b) Minimum Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00 to 1.0.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Restricted Company fails to pay (i) when due, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Restricted Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Company) or Section 6.12 or Article 7; or

(c) Other Defaults. Any Restricted Company fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Company; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Restricted Company herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material and adverse respect when made or deemed made; or

(e) Cross-Default. Any Material Company (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment,

acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by one Restricted Company to another Restricted Company) having an aggregate outstanding principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, (x) such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or (y) a mandatory offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Material Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Material Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Material Company in an amount exceeding the Threshold Amount and is not paid, released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Material Company a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of 60 consecutive days during which such judgment has not been paid and during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. There occurs any Change of Control.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 11.04 and amounts payable under Article 3 but excluding principal of, and interest on, any Loan) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Credit Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Credit Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

ARTICLE 9

ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Company or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Company shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Syndication Agent or Other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09. Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 10

[RESERVED]

ARTICLE 11

MISCELLANEOUS

Section 11.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(i) no amendment, waiver or consent shall, without the written consent of each Lender directly affected thereby:

(A) extend or increase the Commitment of any Lender (it being understood that a waiver of any condition precedent set forth in Article 4, or the waiver of any Default or Event of Default shall not constitute an extension or increase of any Commitment of any Lender);

(B) postpone any date scheduled for any payment of principal or interest under Section 2.08 or 2.09 or fees under Section 2.10(a) or 2.10(b);

(C) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (1) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document, it being understood that any change to the definition of Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate; or

(D) change Section 2.14 or 8.03 in any manner that would alter the pro rata sharing of payments required thereby; and

(ii) no amendment, waiver or consent shall, without the written consent of each Lender, change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

provided further that:

(1) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document;

(2) Section 11.07(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and

(3) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended nor the principal amount owed to such Lender reduced nor the final maturity thereof extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) [Reserved]

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with a replacement term loan tranche hereunder (“Replacement Loans”); provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (ii) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (iii) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Refinanced Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

(f) Notwithstanding anything to the contrary contained in this Section 11.01, in the event that the Company requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders (or all affected Lenders) and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Company and the Required Lenders, the Company and the Required Lenders shall be permitted to amend this Agreement without the otherwise required consent of the Lender or Lenders that did not agree to the modification or amendment requested by the Company (such Lender or Lenders, collectively the “Dissenting Lenders”) to provide for (i) the termination of the Commitment of each of the Dissenting Lenders, (ii) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Required Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Dissenting Lenders and any other amounts then due and owing to such Dissenting Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i), (ii) and (iii).

Section 11.02. Notices and Other Communications; Facsimile Copies. (a) Generally. Unless otherwise expressly provided herein, all notices and other communications provided for under any Loan Document shall be in writing (including by facsimile transmission and, except as otherwise specifically provided herein, electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 11.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier of (x) actual receipt by the relevant party and (y) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(c) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices or Committed Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent and its Related Persons and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company in the absence of gross negligence or willful misconduct.

Section 11.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under each Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04. Attorney Costs, Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of a single firm of attorneys acting as counsel to the Administrative Agent, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel to the Administrative Agent. All amounts due under this Section 11.04 shall be paid within ten (10) Business Days after receipt by the Company of an invoice in reasonable detail. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 11.05. Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent, each Bookrunner, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims and costs (including Attorney Costs, which shall be limited to one counsel to the Administrative Agent and the Lenders (exclusive of one local counsel to the Administrative Agent and the Lenders in each relevant jurisdiction), unless (x) the interests of the Administrative Agent and the Lenders are sufficiently divergent, in which case one additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one additional counsel for such Lender or group of Lenders in the case of clause (a) below) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with:

(a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby;

(b) any Commitment, Loan or the use or proposed use of the proceeds therefrom; or

(c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Restricted Company or any of their Subsidiaries, or any Environmental Liability related in any way to any Restricted Company or any of their Subsidiaries; or

(d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto;

(all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims and costs (x) have resulted from the gross negligence or willful misconduct of such Indemnitee or material breach of the Loan Documents by such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction or (y) arise from claims of any of the Lenders solely against one or more Lenders that have not resulted from any misrepresentation, default or the breach of any Loan Document or any actual or alleged performance or non-performance by the Company or one of its Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct or gross negligence of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date); provided, however, that the foregoing liability exclusion with respect to the Loan Parties shall not limit the indemnification obligations of the Loan Parties otherwise provided for above in respect of third party claims against the Indemnitees. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 shall be paid promptly after receipt by the Company of an invoice in reasonable detail. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Section 3.01, this Section 11.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

Section 11.06. Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then:

(a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and

(b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 11.07. Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Notwithstanding Section 11.07(a), the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender.

(c) Notwithstanding Section 11.07(a), no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.07(d), (ii) by way of participation in accordance with the provisions of Section 11.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 11.07(h) and 11.07(j) or (iv) to an SPC in accordance with the provisions of Section 11.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(d) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement; provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or, in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 in the case of any assignment in respect of any Loans, unless each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a) or 8.01(f) has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) any assignment of a Loan to an Eligible Assignee must be approved, if applicable, by the Persons specified for such assignment in the definition of Eligible Assignee;

(iv) the parties (other than the Company unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee the Company shall have no obligation to pay except as required in Section 3.09); and

(v) the assigning Lender shall deliver any Notes evidencing such Loans to the Company or the Administrative Agent (and the Administrative Agent shall deliver such Notes to the Company). Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(e), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.07, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(f).

(e) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Company, each Agent and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, each Agent and each other Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a)(i) or 11.01(a)(ii) that directly affects such Participant. Subject to Section 11.07(g), each Participant shall be entitled to the benefits of Section 3.01, and Sections 3.04 through 3.07 (subject to the requirements and limitations therein, including the requirements under Sections 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(d). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(g) A Participant shall not be entitled to receive any greater payment under Section 3.01 and Sections 3.04 through 3.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive as to the identity of each Participant and the amount of Loans and Commitments attributed to such Participant, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement under its Note, if any to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein:

(i) any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that

(A) nothing herein shall constitute a commitment by any SPC to fund any Loan, and

(B) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.

(ii) (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Agreement (including its obligations under Section 3.01 or 3.04 through 3.07), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.

(iii) any SPC may (A) with notice to, but without prior consent of the Company or the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 11.07(d)).

Section 11.08. [Reserved]

Section 11.09. Confidentiality. Each Agent and each Lender agrees to maintain the confidentiality of the Information, except that the Information may be disclosed (a) to its affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and who have agreed or are otherwise obligated to keep such Information confidential, and the applicable Agent or Lender shall be responsible for compliance by such Persons with such obligations); (b) to the extent requested by any regulatory authority having jurisdiction over the applicable Agent or Lender; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the Company prompt notice of such disclosure; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section 11.09 (or as may otherwise be reasonably acceptable to the Company), (x) to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to its obligations under this Agreement; (f) with the written consent of the Company; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.09; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, any Agent and any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to any Agent and any Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans. For the purposes of this Section 11.09, “Information” means all information received from any Loan Party relating to any Loan Party or any of its Subsidiaries or Affiliates, or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party (or any of their respective Subsidiaries or Affiliates) other than as a result of a breach of this Section 11.09.

Section 11.10. Set-off. In addition to any rights and remedies of each Lender provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but not any deposits held in a custodial, trust or other fiduciary capacity), at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 11.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

Section 11.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under any Loan Document shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.12. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 11.13. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of any Agent or any Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 11.15. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.16. [Reserved].

Section 11.17. Governing Law. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE COMPANY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO (EXCEPT THAT, IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS).

Section 11.18. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND,

ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.19. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, each Agent and each Lender and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.20. No Implied Duties. The Company acknowledges that (a) the sole role of the Bookrunners is to syndicate the Facility and to arrange for future amendments and other modifications hereto and (b) no Agent has any duty other than as expressly provided herein. Without limiting the generality of the foregoing, the Company agrees that no Bookrunner or Agent shall in any event be subject to any fiduciary or other implied duties. Additionally, the Company acknowledges and agrees that the Bookrunners are not advising the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company has consulted and will continue to consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby (including any amendments or other modifications hereto), and no Bookrunner or Credit Party shall have any responsibility or liability to the Company with respect thereto. Any review by any Bookrunner or Credit Party of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Bookrunner or Credit Party and shall not be on behalf of the Company.

Section 11.21. USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company and any guarantor, which information includes the name and address of the Company or guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company or guarantor in accordance with the Act.

Section 11.22. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Company in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the

Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Jason L. Couturier
Name:	Jason L. Couturier
Title:	Senior Vice President of Finance and Treasurer

[Signature Page to FIS Term Loan Credit Agreement]

BANK OF AMERICA, N.A.,

as Administrative Agent

By:	/s/ Cindy Jordan
Name:	Cindy Jordan
Title:	Assistant Vice President

[Signature Page to FIS Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Andrew Wulff
Name:	Andrew Wulff
Title:	Assistant Vice President

[Signature Page to FIS Term Loan Credit Agreement]

WELLS FARGO BANK NA,

as Lender

By:	/s/ Tracy Moosbrugger
Name:	Tracy Moosbrugger
Title:	Managing Director

[Signature Page to FIS Term Loan Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

as Lender

By:	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Director

[Signature Page to FIS Term Loan Credit Agreement]

JPMorgan Chase Bank, N.A.,

as Lender

By:	/s/ Tina Ruyter
Name:	Tina Ruyter
Title:	Executive Director

[Signature Page to FIS Term Loan Credit Agreement]

Crédit Agricole Corporate & Investment Bank,

as Lender

By:	/s/ Mike McIntyre
Name:	Mike McIntyre
Title:	Director

By:	/s/ Aaron Sansone
Name:	Aaron Sansone
Title:	Vice President

[Signature Page to FIS Term Loan Credit Agreement]

U.S. Bank National Association,

as Lender

By:	/s/ James F. Cooper
Name:	James F. Cooper
Title:	Sr. Vice President

[Signature Page to FIS Term Loan Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,

as Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

[Signature Page to FIS Term Loan Credit Agreement]

Barclays Bank PLC,

as Lender

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Vice President

[Signature Page to FIS Term Loan Credit Agreement]

Citibank N.A.,

as Lender

By:	/s/ Ciaran Small
Name:	Ciaran Small
Title:	VP

[Signature Page to FIS Term Loan Credit Agreement]

HSBC Bank USA, National Association,

as Lender

By:	/s/ Santiago Riviere
Name:	Santiago Riviere
Title:	Director, Corporate Banking

[Signature Page to FIS Term Loan Credit Agreement]

LLOYDS BANK plc, as Lender

By:	/s/ Erin Doherty
Name:	Erin Doherty
Title:	Assistant Vice President

By:	/s/ Daven Popat
Name:	Daven Popat
Title:	Senior Vice President

[Signature Page to FIS Term Loan Credit Agreement]

PNC Bank, N.A.,

as Lender

By:	/s/ Britton Core
Name:	Britton Core
Title:	Senior Vice President

[Signature Page to FIS Term Loan Credit Agreement]

SunTrust Bank,

as Lender

By:	/s/ James R. Spaulding
Name:	James R. Spaulding
Title:	FVP

[Signature Page to FIS Term Loan Credit Agreement]

BMO Harris Financing, Inc., as Lender

By:	/s/ Mark Czarnecki
Name:	Mark Czarnecki
Title:	Senior Vice President

[Signature Page to FIS Term Loan Credit Agreement]

First Hawaiian Bank, as Lender

By:	/s/ Jeffrey Inouye
Name:	Jeffrey Inouye
Title:	Assistant Vice President

[Signature Page to FIS Term Loan Credit Agreement]

Regions Bank,

as Lender

By:	/s/ Steven Dixon
Name:	Steven Dixon
Title:	Vice President

[Signature Page to FIS Term Loan Credit Agreement]

TD Bank, N.A.,

as Lender

By:	/s/ Steve Levi
Name:	Steve Levi
Title:	Senior Vice President

[Signature Page to FIS Term Loan Credit Agreement]

Agricultural Bank of China Ltd., New York Branch

as Lender

By:	/s/ Jian Zhang
Name:	Jian Zhang
Title:	EVP & Head of Corporate Banking

[Signature Page to FIS Term Loan Credit Agreement]

BNP Paribas,

as Lender

By:	/s/ Gregoire Poussard
Name:	Gregoire Poussard
Title:	Vice President

By:	/s/ Julien Pecoud-Bouvet
Name:	Julien Pecoud-Bouvet
Title:	Vice President

[Signature Page to FIS Term Loan Credit Agreement]

Fifth Third Bank, an Ohio Banking Corporation, as Lender

By:	/s/ John A. Marian
Name:	John A. Marian
Title:	Vice President

[Signature Page to FIS Term Loan Credit Agreement]

The Northern Trust Company,

as Lender

By:	/s/ Sarah Sigfusson
Name:	Sarah Sigfusson
Title:	Officer

[Signature Page to FIS Term Loan Credit Agreement]

State Bank of India, New York as Term Loan Lender

By:	/s/ Vijayalakshmi Muddu
Name:	Vijayalakshmi Muddu
Title:	VP & Head (CMC)

[Signature Page to FIS Term Loan Credit Agreement]

FirstMerit Bank, N.A.,

as Lender

By:	/s/ Sherlyn Nelson
Name:	Sherlyn Nelson
Title:	Vice President

[Signature Page to FIS Term Loan Credit Agreement]

SCHEDULE 1.01

UNRESTRICTED SUBSIDIARIES

•	None

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
[On file with Administrative Agent]	$1,500,000,000

TOTAL	$1,500,000,000

2

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

[On file with the Administrative Agent]

3

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of September 1, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), each lender party thereto and Bank of America, N.A., as Administrative Agent.

The Company hereby requests:

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

1.	On (a Business Day).

[2.	Comprised of a Loan.[1]

3.	Which is the Borrowing in respect of the [Initial][Final] Funding Date.

[4.	With an Interest Period of .]2][3]

[5.	Whereby [4] shall be [continued as][converted to] a [Base Rate Loan] [Eurocurrency Rate Loan with an Interest Period of ].][5]

[Remainder of Page Intentionally Empty]

[1]	Type and principal amount of Loan requested.
[2]	Include only for Eurocurrency Rate Loans.
[3]	Include only for Borrowings of new Loans.
[4]	Describe Loan to be continued or converted, including Type and principal amount thereof and previous Interest Period, if applicable.
[5]	Include only for continuations or conversions of Loans.

A-1

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

A-2

EXHIBIT B

[FORM OF]

NOTE

$[ ]	[Date]

FOR VALUE RECEIVED, the undersigned (the “Company”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan made by the Lender to the Company under that certain Term Loan Credit Agreement, dated as of September 1, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation, each lender party thereto and Bank of America, N.A., as Administrative Agent.

The Company promises to pay interest on the aggregate unpaid principal amount of each Loan made by the Lender to the Company under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business (but failure to do so shall not in any manner impair the obligations represented hereby). The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. This Note may not be transferred or assigned, except pursuant to the express terms of the Credit Agreement.

The Company, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of September 1, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), each lender party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned, a Responsible Officer of the Company, hereby certifies as of the date hereof that he/she is the                      of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of the Company, and hereby certifies on behalf of the Company that:

[Use following paragraph 1 for fiscal year-end financial statements

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Company and its Subsidiaries ended as of the above date, together with the report and opinion of the independent certified public accountant required by such Section.]

[Use following paragraph 1 for fiscal quarter financial statements

1. Attached hereto as Schedule 1 are the unaudited financial statements and comparative information required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2. To the knowledge of the undersigned Responsible Officer, the Company has caused to be made, a review of the activities of the Company and its Restricted Subsidiaries in regard to the matters relevant to this Compliance Certificate during such fiscal period and has required that the results thereof be reported to the undersigned Responsible Officer.

[select one:]

[To the knowledge of the undersigned Responsible Officer after taking into account the review reports described above, no Default has occurred during such fiscal period and is continuing on the Financial Statement Date.]

[– or –]

[To the knowledge of the undersigned Responsible Officer after taking into account the review reports described above, the following is a list of each Default (and its nature and status) that has occurred during such fiscal period and is continuing on the Financial Statement Date:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are delivered in compliance with Section 6.02(b).

4. The aggregate principal amount of the Swing Line Loans and Revolving Credit Loans (in each case, under and as defined in the Existing Credit Agreement as in effect on the Effective Date) that were drawn for the purpose of credit card settlements and outstanding on the Financial Statement Date is $        , of which $         (the “Repaid Amount”) was repaid within three Business Days after the Financial Statement Date, and the Total Indebtedness set forth in Schedule 2 has been reduced by the Repaid Amount.

[Include the following paragraph if applicable]

5. A Qualified Acquisition was consummated during the Subject Period (as defined in Schedule 2 hereto) for which the company has elected the step-up in the maximum Leverage Ratio level pursuant to and in accordance with the provisions of the first or third proviso to Section 7.10 of the Credit Agreement (such elected Qualified Acquisition, the “Elected Qualified Acquisition”), including, without limitation, that (i) the notice of such election having been provided within 30 days after the consummation of such Elected Qualified Acquisition, (ii) no more than two such elections may be made during the life of the Credit Agreement, and (iii) if an election was made previously for another Qualified Acquisition, or if the maximum Leverage Ratio was reduced in connection with the SunGard Closing Date by operation of the third proviso to Section 7.10 of the Credit Agreement, the maximum Leverage Ratio level shall have been maintained at 3.50x for at least two consecutive Testing Periods (as defined in Section 7.10 of the Credit Agreement).

IN WITNESS WHEREOF, the undersigned Responsible Officer has executed this Certificate on behalf of the Company as of                     .

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

SCHEDULE I

to the Compliance Certificate

[Audited or unaudited financial statements required by Section 6.01(a) or (b) of the Credit Agreement] [are attached hereto] [or] [are posted on the Company’s website]

SCHEDULE 21

to the Compliance Certificate

($ in 000’s)

For the Quarter/Year ended          (“Financial Statement Date”)

“Subject Period” means the four consecutive fiscal quarters ending on the Financial Statement Date.

All Section references refer to the Credit Agreement.

I. Section 7.10(a)-Leverage Ratio2

A.	Consolidated EBITDA of the Restricted Companies

	1.	Consolidated Net Income:		$

	2.	The sum of the amount which, in the determination of Consolidated Net Income for such period, was deducted for, without duplication:

		(i)	total interest expense:	$

		(ii)	income, franchise and similar taxes:	$

		(iii)	depreciation and amortization expense (including amortization of intangibles, goodwill and organization costs):	$

		(iv)	letter of credit fees:	$

		(v)	non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of the Company or any of its Restricted Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting:	$

		(vi)	extraordinary charges:	$

[1]	Form of schedule to be edited by Company and Administrative Agent if necessary to conform to the express terms of the Credit Agreement, including to reflect modifications required pursuant to the final paragraph of Section 7.10(a) of the Credit Agreement.
[2]	Calculated as of the end of any fiscal quarter of the Company for the Subject Period.

(vii)	non-cash amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Loans):	$

(viii)	cash expenses incurred in connection with the Transactions or, to the extent permitted under the Credit Agreement, any Investment permitted under Section 7.02 (including any Permitted Acquisition), Equity Issuance or Debt Issuance (in each case, whether or not consummated):	$

(ix)	losses realized upon the Disposition of property or assets outside of the ordinary course of business:	$

(x)	to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition:	$

(xi)	to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption:	$

(xii)	non-cash purchase accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment permitted under Section 7.02 (including any Permitted Acquisition):	$

(xiii)	non-cash losses from Joint Ventures and non-cash minority interest reductions:	$

(xiv)	fees and expenses in connection with exchanges or refinancings of Indebtedness not prohibited by the Credit Agreement:	$

(xv)	(A) non-cash, non-recurring charges with respect to employee severance, (B) other non-cash, non-recurring charges so long as such charges described in this clause (B) do not result in a cash charge in a future period (except as permitted in clause (C)) and (C) non-recurring charges other than those referred to in clauses (A) and (B) so long as such charges described in this clause (C) do not exceed $60,000,000 during any fiscal year:	$

(xvi)	other expenses or charges reducing Consolidated Net Income which do not represent a cash item in such period or any future period:	$

	3.	The sum of the amount which, in the determination of Consolidated Net Income, has been included for:

		(i) non-cash gains (other than with respect to cash actually received) and extraordinary gains:	$

		(ii) gains realized upon the Disposition of property outside of the ordinary course of business:	$

		Total	$

	4.	Excluded effects:

		(i) Unrealized losses/gains in respect of Swap Contracts:	$

		(ii) Losses/gains in respect of purchase accounting adjustments for earnout obligations arising from acquisitions	$

		Total	$

	5.	Consolidated EBITDA (Line I.A.l + Total for I.A.2-Total for I.A.3 (+/-) Total for Line I.A.4) =	$

B.	Total Indebtedness at the Financial Statement Date

	1.	The aggregate Outstanding Amount of all Loans:	$

	2.	The sum of the following other Indebtedness of the Restricted Companies: [3] [4]

(i) all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or agreements:

[3]	The amount to be reported on Item 2 shall be reduced by the Repaid Amount referred in paragraph 4 of the Compliance Certificate (i.e. the amount of any outstanding Swing Line Loans and Revolving Credit Loans (in each case, under and as defined in the Existing Credit Agreement as in effect on the Effective Date) drawn for the purpose of credit card settlements that were repaid within three Business Days after the Financial Statement Date).
[4]	Item 2 shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person.

	(ii)	the maximum available amount of all letters of credit (including standby and commercial) and bankers’ acceptances, in each case solely to the extent drawn and unreimbursed:	$

	(iii)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (the amount for purposes of this Item (iv) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith):	$

	(iv)	all Attributable Indebtedness:	$

	(v)	all indebtedness or similar financing obligations under any Securitization Financing:	$

	(vi)	all Guarantees of the Restricted Companies of the Indebtedness any Person of the types set forth in (i) through (v):	$

3.	Total Indebtedness (Item 1 + Subtotal for Item 2):[5] [6]		$

Leverage Ratio (Line I.B.3/Line I.A.5)			: 1.00

Maximum permitted Leverage Ratio for last day of Subject Period:			: 1.00

[5]	To be reduced, in the case of any Indebtedness of a Majority-Owned Subsidiary that is a Restricted Subsidiary, by an amount directly proportional to the amount by which Consolidated EBITDA determined pursuant to Section I.A. above was reduced (including through the calculation of Consolidated Net Income) by the elimination of a minority interest in such Majority-Owned Subsidiary owned by a Person other than a Restricted Company.
[6]	Additionally, until the earlier to occur of either (A) the SunGard Closing Date and (B) thirty-five (35) days after the earlier to occur of (i) SunGard Termination Date and (ii) the termination or expiration of the SunGard Acquisition Agreement, Indebtedness incurred by any Restricted Company to finance the SunGard Transactions shall be disregarded for the purpose of calculating the Leverage Ratio so long as the cash proceeds of such Indebtedness are held by, or on behalf of, the Company (which shall be deemed to include all funds held by a collateral agent or trustee as contemplated by Section 7.01(n) of the Credit Agreement).

II. Section 7.10(b)-Interest Coverage Ratio7

A.	Consolidated EBITDA of the Restricted Companies (Line I.A.5 above):		$

B.	Consolidated Interest Charges of the Restricted Companies for the Subject Period, which is the amount payable with respect to:		$

	1.	total interest expense payable in cash plus pay-in-kind interest in respect of all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments or agreements (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining Swap Contracts, (iv) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated) and (v) amortization of deferred financing costs:	$

	2.	interest income with respect to Cash on Hand:	$

Consolidated Interest Charges Total (Line II.B.l – Line II.B.2)			$

Interest Coverage Ratio (Line II.A / Line II.B)				:1.00

		Minimum Interest Coverage Ratio required:		3.00:1.0

[7]	Calculated as of the end of any fiscal quarter of the Company for the four fiscal quarters ending on the Financial Statement Date.

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions as set forth in Annex 1 hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):	Fidelity National Information Services, Inc. (the “Company”)

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Term Loan Credit Agreement, dated as of September 1, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation, each lender party thereto and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned Commitment/Loans	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans %	CUSIP Number

7.	Trade Date:

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][6] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Title:	][7]

[6]	Insert only if Administrative Agent consent required pursuant to terms of Credit Agreement.
[7]	Insert only if Company consent required pursuant to terms of Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject, if applicable, to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

4. GOVERNING LAW. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Credit Agreement, dated as of September 1, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), each lender party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Credit Agreement, dated as of September 1, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), each lender party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Credit Agreement, dated as of September 1, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), each lender party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Credit Agreement, dated as of September 1, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), each lender party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT F

[FORM OF]

SOLVENCY CERTIFICATE

[Date]

This Solvency Certificate is delivered pursuant to Section 4.0[2][3](h) of the Term Loan Credit Agreement, dated as of [        ] (the “Credit Agreement”), among Fidelity National Information Services, Inc., (the “Borrower”), each lender party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section 4.0[2][3](e) of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:	Chief Financial Officer

F-2